Exhibit 99.2

Global Preferred Holdings, Inc.

PROXY

This Proxy is Solicited by the Board of Directors

for a Special Meeting of Stockholders to be held on

[•], 2005

The undersigned hereby appoints Joseph F. Barone and Edward F. McKernan as proxies, each with the full power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated, all of the shares of common stock of Global Preferred Holdings, Inc. held of record by the undersigned, which the undersigned would be entitled to vote if personally present, at a Special Meeting of Stockholders to be held at the [•], at [•] local time and at any postponements or adjournments thereof, upon the proposal described in the accompanying Notice of Special Meeting and the Proxy Statement relating to the special meeting, receipt of which is hereby acknowledged. The shares represented by this proxy will be voted as directed by the stockholder.

Where provided, please sign exactly as the stockholder name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please check the box if you intend to attend the special meeting.    ☐

(Please date and sign on reverse)

(Continued on reverse side)

Proposals

The shares represented by this Proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed Proxy is returned, such shares will be voted “FOR” Proposals 1 and 2.

Proposal 1

To authorize the sale of the entire issued and outstanding share capital of Global Preferred Re Limited (which comprises substantially all of the assets of Global Preferred Holdings, Inc.) to GPRE Acquisition Corp. pursuant to the Agreement and Plan of Reorganization, dated as of December 30, 2004.

FOR authorization of the Asset Transfer	AGAINST
☐	☐

The board of directors recommends a vote FOR the Asset Transfer.

Proposal 2

To authorize the liquidation and dissolution of Global Preferred Holdings, Inc. pursuant to the Plan of Liquidation and Complete Dissolution.

FOR authorization of the Dissolution	AGAINST
☐	☐

The board of directors recommends a vote FOR the Dissolution.

PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK.

Date:

Signature:

Signature if held jointly:

Please mark, date and sign as your name appears above and return in the enclosed envelope.